Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                       MONTHLY REPORT - AUGUST 2003
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (23,890.418 units) at July 31, 2003              $ 29,796,179
Additions of 42.101 units on August 31, 2003                           53,886
Redemptions of (79.049) units on August 31, 2003                     (101,178)
Offering Costs                                                        (23,006)
Net Income (Loss) - August 2003                                       805,134
                                                                 ------------

Net Asset Value (23,853.470 units) at August 31, 2003            $ 30,531,015
                                                                 ============

Net Asset Value per Unit at August 31, 2003                      $   1,279.94
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $     52,764
    Change in unrealized                                              854,134

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                              (42,338)
  Interest income                                                      24,873
                                                                 ------------

                                                                      889,433
                                                                 ------------

Expenses:
  Brokerage fee                                                        79,663
  Performance fee                                                           0
  Operating expenses                                                    4,636
                                                                 ------------

                                                                       84,299
                                                                 ------------

Net Income (Loss) - August 2003                                  $    805,134
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on August 31, 2003                      $  1,279.94

Net Asset Value per Unit on July 31, 2003                        $  1,247.20

Unit Value Monthly Gain (Loss) %                                        2.63 %

Fund 2003 calendar YTD Gain (Loss) %                                   13.81 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

Positive performance in a volatile month

Performance rebounded in August despite a tumultuous market environment. Trading volumes are typically thin in August because of summer vacations in Europe and North America. This loss of liquidity tends to exaggerate price action and volatility, and often provides good trading opportunities.

Stock indices were the best performer of the month as the equity markets posted their sixth straight month of gains. Much of this can be attributed to improving consumer confidence and higher disposable income arising from the federal tax cuts. Sharply increased defense spending is also stimulating economic growth.

Our short position in the long-dated bonds continued to perform well, but were partly offset by losses in the shorter term interest rate instruments, and currencies. The energy sector contributed solid positive returns as crude oil remained above the thirty dollar level on continuing supply concerns. Industrial and precious metals trading results were relatively flat.

While we welcome the early indications of economic recovery, serious fundamental problems threaten its ability to sustain, including the ballooning federal and state deficits, high energy costs and a stubbornly weak labor market. As troubling as these problems are, we believe the accompanying uncertainty will continue to provide opportunity for systematic managed futures trading strategies.

Sincerely,

Bruce Cleland
President & CEO